John V. Murphy

Chairman

OppenheimerFunds Logo

OppenheimerFunds, Inc.

Two World Financial Center

225 Liberty Street

New York, NY 10281-1008

www.oppenheimerfunds.com

June 8, 2009

Dear Oppenheimer MidCap Fund Shareholder:

We have scheduled a shareholder meeting to ask you to vote on an important proposal for the Fund. After careful consideration, the Board of Trustees has determined that it would be in the best interest of shareholders of Oppenheimer MidCap Fund to reorganize into another Oppenheimer fund— Oppenheimer Discovery Fund.

A shareholder meeting has been scheduled for July 10, 2009 and all MidCap Fund shareholders of record on April 23, 2009 are being asked to vote either in person or by proxy, on the proposed reorganization. Enclosed, you will find a combined prospectus and proxy statement detailing the proposal, a ballot card, a Discovery Fund prospectus, instructions for voting by telephone or Internet and a postage-paid return envelope for voting by mail enclosed for your use.

Why does the Board of Trustees recommend this Reorganization?

The Board voted to recommend that shareholders of MidCap Fund approve a proposal to reorganize the Fund into Discovery Fund after considering, among other things, fund performance, the two Funds' respective investment objectives and policies, management fees, distribution fees and other operating expenses, and asset size. The surviving fund, Discovery Fund, will have an asset base of about twice the size of MidCap Fund's current asset base. The Board also considered that there would be no sales charge imposed on shareholders of MidCap Fund and that the Reorganization is expected to be a tax-free reorganization.

If the Reorganization is approved, shareholders would get the benefit of a larger fund with generally lower operating expenses, resulting in most shareholders paying lower expenses as a shareholder of Discovery Fund. Furthermore, although performance is not indicative of future results, for the 1-, 5-, and 10-year periods ended December 31, 2008, the average annual total returns of Discovery Fund have consistently outperformed those of MidCap Fund. Moreover, the Funds' investment objectives are the same and they have similar overall investment strategies, which is to seek capital appreciation by investing primarily in stocks of U.S. companies that have favorable growth prospects. Accordingly, the Board of MidCap Fund believes that shareholders will be best served by the proposed reorganization, and recommends a vote "For" the proposal.

Election of Nominees (Only if the Reorganization is not approved)

In the event that the proposed reorganization is not approved, the Board also recommends that shareholders elect the ten nominees named in Proposal 2 as Trustees. Due to the increased complexity and regulatory requirements and responsibilities imposed on trustees of registered investment companies, the Fund's current Trustees believe it is appropriate to increase the number of Board members overseeing the Fund. Additional details on this proposal are provided in the proxy statement.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund's expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund—and ultimately for you as a shareholder—to remail ballots if not enough responses are received to conduct the scheduled meeting. If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

Please read the enclosed combined prospectus/proxy statement detailing the reorganization proposal and prospectus of Oppenheimer Discovery Fund for complete details on this proposal. Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.225.5677. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,
                                                      [John V. Murphy signature]

Enclosures
XP0745.002.0509

1.866.458.9856

www.proxyonline.com

Vote your OppenheimerFunds proxy over the phone or Internet.

Voting your proxy is important. And now OppenheimerFunds

has made it easy. Vote at your convenience, 24 hours a day,

and save postage costs, which ultimately reduces fund expenses.

Read your Proxy Card carefully. Then, to exercise your proxy,

just follow these simple steps:

1. Call the toll-free number: 1.866.458.9856 or go to our website: www.proxyonline.com.
2. Follow the recorded or onscreen instructions.

If you vote by phone or Internet, please do not mail your Proxy Card.

LB0000.074.0509 May xx, 2009
LB0000.074.0509.p1.indd 1	4/29/09 3:17:51 PM